Exhibit 9

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 6, 2024 (the “Agreement”) by and between Hymas Pte Ltd., a company formed under the laws of Singapore having an address at 48 Toh Guan Road East, #05-124 Enterprise Hub, Singapore 608586 (“Seller”), and Long Focus Capital Master Ltd., a Cayman Islands company having an address c/o Long Focus Capital Management LLC, 207 Calle del Parque, A&M Tower, 8th Floor, San Juan, PR 00912 (“Buyer”).

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, all present and future right, title and interest in and to four (4) million shares of Class A Common Stock, par value $0.0001 per share (the “Acquired Stock”), of Hyzon Motors, Inc., a Delaware corporation (“Hyzon”), upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants and provisions herein contained, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Sale of the Company Stock. Upon the terms and subject to the conditions of this Agreement, on the date hereof, Seller hereby sells, transfers and assigns to Buyer the Acquired Stock and, on the date hereof, shall deliver to Buyer a certificate representing the Acquired Stock, duly endorsed or accompanied by stock powers duly endorsed in blank, or evidence of the book entry transfer of the Acquired Stock on the records of Continental Stock Transfer & Trust, the transfer agent for the Acquired Stock (the “Transfer Agent”). Upon the terms and subject to the conditions of this Agreement, on the date hereof, Buyer hereby purchases and acquires the Acquired Stock and, in full payment therefor, shall pay to Seller on the date hereof $ 0.40 (the “Purchase Price”) by bank check or wire transfer of immediately available funds.

Section 1.2 Transfer Taxes; Certain Expenses. Seller shall be responsible for all transfer and similar taxes assessed or payable in connection with the sale and transfer of the Acquired Stock. Buyer shall not pay or be liable for or be required to pay any income, capital gains or other taxes incurred by Seller as a result of the sale of the Acquired Stock to Buyer, all of which shall be borne and paid by Seller.

ARTICLE II

REPRESENTATIONS AND

WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 2.1 Title to the Acquired Stock. Seller is the sole beneficial and record owner of the Acquired Stock free and clear of any setoff, claim, restriction, pledge, security interest, encumbrance or any other charges (collectively “Encumbrances”). Upon delivery to Seller of the Purchase Price and receipt by Buyer of the Acquired Stock, either in certificated form or by book entry on the records of the Transfer Agent, Buyer shall have good and marketable title to the Acquired Stock, free and clear of all Encumbrances.

Section 2.2 Authorization. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

Section 2.3 Consents. No consent or waiver of any party is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

Section 2.4 Brokerage. Seller has not entered into any arrangement or agreement binding upon Seller which would give rise to any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement, the fees and expenses of which shall be borne by Buyer. Seller shall pay, and hold Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys fees and out-of-pocket expenses) arising in connection with any such claim.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.1 Authorization and Binding Obligation. Buyer has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 3.2 Purchase For Own Account. Buyer hereby confirms that the Acquired Stock purchased hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Acquired Stock in contravention of applicable law, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to the person or to any third person in or with respect to any of the Acquired Stock.

Section 3.3 Accredited Investor. Buyer represents that it is an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.4 Restricted Securities. Buyer understands that the shares of the Acquired Stock it is acquiring pursuant to this Agreement are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) inasmuch as such shares will be acquired from Seller in a transaction not involving a public offering and that under the federal securities laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Buyer represents that it is familiar with Rule 144 and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.5 Legends. Buyer understands that the certificates evidencing the Acquired Stock will bear an appropriate legend restricting transfers.

Section 3.6 Seller is an Affiliate. Buyer understands that Seller is the beneficial owner of more than 10% of the capital stock of Hyzon and, as such, is an “affiliate” (as defined in the Securities Act) of Hyzon and may have knowledge of, and access to, information, some of which may not be favorable, relating to the business and operations of Hyzon that is not public and is not available to Buyer. Certain of such information regarding Hyzon that is known to Seller may be material to Buyer’s investment decision relating to the Acquired Stock.

Section 3.7 Due Diligence. Buyer has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, Hyzon or its representatives concerning the Acquired Stock, and other matters pertaining to this investment, and has been given the opportunity for a reasonable time prior to the date hereof to obtain such additional information in connection with Hyzon in order for Buyer to evaluate the merits and risks of purchase of the Acquired Stock, to the extent Hyzon possesses such information or can acquire it without unreasonable effort or expense.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflicts of law).

Section 4.2 Headings and Captions. The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 4.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

Section 4.4 Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

Section 4.5 Assignment. This Agreement shall not be assignable by any party hereto without the express prior written consent of the other. Nothing in this Agreement is intended to confer upon any person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 4.6 Separability. If any section, subsection or provision of this Agreement, or the application of such section, subsection or provision, is held invalid, the remainder of this Agreement and the application of such section, subsection or provision to persons or circumstances other than those to which it is held invalid shall not be affected

Section 4.7 Notices. All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing and shall be given by delivery or by certified or registered mail, postage prepaid, nationally recognized overnight courier, postage prepaid, or by facsimile (if followed by a copy sent by overnight courier) to the respective address in the preamble of this Agreement or at such other address as any party may from time to time specify to the other parties hereto. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of personal delivery on the second business day following the date of mailing or, in the case of overnight courier or facsimile, the next business day following the date of delivery to such overnight courier

Section 4.8 Costs. Each party will pay its own costs and expenses involved in carrying out the transactions contemplated by this Agreement.

Section 4.9 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of the parties hereto.

Section 4.10 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to fulfill its or his obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Hymas Pte Ltd.

By:	/s/ Theodore H. Swindells
Name: Theodore H. Swindells
Title: Director

Long Focus Capital Master Ltd.
By: Long Focus Capital Management LLC, its investment adviser

By:	/s/ John B. Helmers
Name: JOHN B. HELMERS
Title: CEO

4